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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PIEDMONT NATURAL GAS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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PIEDMONT NATURAL GAS COMPANY, INC.

Notice Of Annual Meeting Of Shareholders and Proxy Statement

Time:	8:30 a.m. Friday, February 27, 2004
Place:	Sheraton Raleigh Capital Center Hotel 421 South Salisbury Street Raleigh, North Carolina 27601
Items of Business:	1)	To elect five directors; and
	2)	To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year; and
	3)	To approve the Piedmont Natural Gas Executive Long-Term Incentive Plan; and
	4)	To transact such other business as may properly come before the Meeting or any adjournment thereof.
Proxy Voting:	Your vote is important. Please vote in one of these ways:
	1)	Visit the website shown on the proxy card;
	2)	Use the toll-free telephone number shown on the proxy card;
	3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or
	4)	Submit a ballot at the Annual Meeting of Shareholders.

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 27, 2004

        You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Piedmont Natural Gas Company ("Piedmont Natural Gas" or "Company") to be held beginning at 8:30 a.m. on Friday, February 27, 2004, at the Sheraton Raleigh Capital Center Hotel, 421 South Salisbury Street, Raleigh, North Carolina 27601. The Meeting will begin with discussion and voting on the matters set forth in this Proxy Statement, followed by a report by our Chairman, President and Chief Executive Officer, Thomas E. Skains, on the Company's operations and financial performance. The purposes for which the Annual Meeting will be held are as follows:

  1.
  To elect five Directors, each to serve for a term of three years or less (Proposal A); and

  2.
  To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B);

  3.
  To consider and act upon a proposal to approve the Piedmont Natural Gas Executive Long-Term Incentive Plan (Proposal C); and

  4.
  To transact such other business as may properly come before the Meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on January 9, 2004, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting. This proxy statement, along with a proxy card, is being mailed to shareholders beginning on or about January 20, 2004.

        If you are unable to attend the Meeting, you may listen live over the Internet. You may access the audio of the Meeting at our website at www.piedmontng.com. Additionally, a copy of the slides and audio of Mr. Skains' presentation will be maintained on the website for reference after the Meeting. This will allow anyone who cannot attend the Meeting to hear Mr. Skains' message. Please note that the information contained on our website, including the copy of the slides and audio of Mr. Skains' presentation, is not incorporated by reference into this proxy statement.

        Even if you plan to attend the Meeting, please promptly complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If your shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, you may vote either via the Internet or by calling the transfer agent. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. Consenting to view future annual reports and proxy statements on the Internet will save the Company money by reducing printing and postage costs, and is friendlier to the environment. If you have Internet access, we hope you will try this electronic distribution method.

        On behalf of the directors, management and employees of Piedmont Natural Gas, thank you for your continued support and confidence in our Company.

                      Sincerely,

                      Martin C. Ruegsegger
                      Vice President, Corporate Counsel and Secretary

January 20, 2004

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.    Why is the Company holding this Annual Meeting of Shareholders in Raleigh, North Carolina?

A.    The Company recently purchased North Carolina Natural Gas Corporation (NCNG) which primarily serves the eastern portion of North Carolina. We are holding our Annual Meeting in Raleigh in order to recognize our expanded service area in North Carolina through this recent purchase.

Q:    Why did I receive this proxy statement?

A:    The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you are a stockholder as of the close of business on January 9, 2004, the record date, and are entitled to vote at the Meeting. This proxy statement and 2003 annual report, along with a proxy card, are being mailed to stockholders beginning on or about January 20, 2004. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with the Company's stock transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the "stockholder of record." The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in a street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

Q:    What is "householding" and how does it affect me?

A:    The Company has adopted a process for mailing the annual report and proxy statement called "householding," which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, or by calling our toll-free number 1-800-937-5449. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting American Stock Transfer & Trust Company in the same manner. The Company has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the proxy statement and annual report or you may request householding by notifying your broker, bank or nominee.

Q.    Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A:    This proxy statement and the 2003 annual report are located on the Company's website: www.piedmontng.com. Many stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail. If you would like to receive future Company proxy statements and annual reports electronically, please visit www.investpower.com to enroll. Please reference the Company number and account number on the front portion of your proxy card. Receiving future annual reports and proxy statements via the Internet will be simpler for you, will save the Company money and is friendlier to the environment. If you have Internet access, we hope you will follow the instructions and sign up.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q:    What am I voting on?

  A:    Election of five directors: Jerry W. Amos, D. Hayes Clement, Thomas E. Skains, Frank B. Holding, Jr., and David E. Shi; and

  B.    Ratification of the Board of Directors' selection of Deloitte & Touche LLP as independent auditors for 2004; and

  C.    Approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for 2004, and FOR approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan.

Q:    What is the voting requirement to elect the directors and to approve the other proposals?

A:    In the election of directors, the five persons receiving the highest number of affirmative votes will be elected. The ratification of the selection of Deloitte & Touche LLP as independent auditors and the approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan both require the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Meeting and you abstain, your abstention, as well as broker non-votes, is not counted as votes cast on any matter to which they relate. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of the Directors, the ratification of the selection of independent auditors, and the approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan, abstentions and broker non-votes will not affect the election results, so long as a quorum is present.

Q:    How many votes do I have?

A:    You are entitled to one vote for each share of Common Stock that you hold on the election of each director, on the ratification of the selection of Deloitte & Touche LLP, and on the approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan. You may withhold votes from any or all nominees. If your proxy is properly marked, signed, dated and returned, and not revoked, or if your vote is made via telephone or the Internet (see below) and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election as directors, for the ratification of the selection of Deloitte & Touche LLP as independent auditors for the current fiscal year, and for approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their voting rights to elect the nominees as directors of the Company. Should other matters properly come before the Annual Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

Q:    How do I vote?

A:    You may vote using any of the following methods:

Proxy card or voting instruction card—Be sure to sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the ratification of Deloitte & Touche LLP as independent auditors for 2004, and FOR the approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan.

By telephone or the Internet—The telephone and Internet voting procedures established for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If the entity holding your shares is participating in ADP's program, for telephone voting: 1) have your voting form in hand, and call the number and follow the instructions. For voting electronically, have the voting form in hand and go to the website indicated on the enclosed form and follow the instructions. If your voting form does not reference electronic voting or telephone information, or you desire to send in your paper proxy card, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

In person at the Annual Meeting—All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:    What can I do if I change my mind after I vote my shares?

A:    If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by sending written notice of revocation to the Vice President, Corporate Counsel and Secretary of the Company, by submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the revoked proxy, or attending the Annual Meeting and voting in person.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:    Who will count the votes?

A:    American Stock Transfer & Trust Company will tabulate the votes.

Q:    What constitutes a quorum?

A:    As of the record date, 33,715,013 shares of Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:    Who can attend the Annual Meeting?

A:    All stockholders as of the record date may attend the Annual Meeting. You do not have to have an admission ticket.

Q:    Are there any stockholders who own more than five percent of the Common Stock?

A:    On December 31, 2003, the Company knew of only one individual, corporation or other entity that beneficially owned more than five percent of the outstanding Common Stock. Cincinnati Financial Corporation, 6200 South Gilmore Road, Fairfield, Ohio 45014, owned 2,528,200 shares, or approximately 7.499% of the outstanding Common Stock. This information is based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation that exercises sole voting and sole dispositive power over the shares.

Q:    When are shareholder proposals or nominations of persons for election as a member of the Board of Directors due for the 2005 Annual Meeting?

A:    In order to be considered for inclusion in next year's proxy statement, shareholder proposals and any nominations of persons for election as a member of the Board of Directors must be submitted in writing by September 18, 2004, to the Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211. In addition, any shareholder proposals submitted for presentation at the 2005 Annual Meeting of Shareholders must be submitted in writing by September 24, 2004.

Q:    What happens if a nominee for director becomes unavailable for election?

A:    If any of the nominees becomes unavailable for election, which we do not expect, the Board may designate a substitute nominee or nominees, and votes cast for the unavailable nominee will be applied to the substitute. The Board may also reduce the number of directors.

Q:    How can I contact a member of the Board of Directors?

A:    Any stockholder may contact a member of the Board of Directors by writing to the Board of Directors or any individual Director in care of Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211, or by sending a written communication to Kim R. Cocklin, Senior Vice President, General Counsel and Chief Compliance Officer, 1915 Rexford Road, Charlotte, North Carolina 28211 or sending an electronic message to Mr. Cocklin at kim.cocklin@piedmontng.com. Any communication addressed to a director at the principal office of the Company shall be delivered or forwarded to the addressee as soon as practicable.

Q:    How much did this proxy solicitation cost?

A:    Doring & Associates, Inc., has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $4,000, plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the stockholders of record.

Thank you for your support of Piedmont Natural Gas.

Security Ownership of Certain Beneficial Owners

        The following table sets forth each person or entity known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

Title of class	Name and address of Beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Cincinnati Financial Corporation 6200 South Gilmore Road Fairfield, Ohio 45014	2,528,200 shares(1)	7.499%

(1)
This information is based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation that exercises sole voting and sole dispositive power over the shares.

PROPOSAL A
ELECTION OF DIRECTORS

        The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The number of directors is currently fixed at ten. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

        Jerry W. Amos, D. Hayes Clement, and Thomas E. Skains, whose terms expire at the Meeting, are again standing for election in Class III. The shareholders have previously elected all these nominees. In addition, effective at the close of the Board meeting on December 12, 2003, the Board elected Frank B.

Holding, Jr., as a member of the Board of Directors in Class I. Mr. Holding has been designated by the Board as an "independent" member of the Board. Further, effective December 29, 2003, the Board elected David E. Shi as a member of the Board of Directors in Class II. Dr. Shi has been designated by the Board as an "independent" member of the Board. Non-management independent members of the Board recommended both Messrs. Holding and Shi to be considered for election as members of the Board.

        In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of these persons as directors in the classes denoted above. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of ten members.

        The Board does not know of any nominees who will be unable or unwilling to serve, but if any nominee should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

        The following sets forth certain information concerning each person nominated for election as a Director and each person whose term of office as a Director will continue after the Meeting:

Name	Director of the Company Since	Business Experience During Past Five Years and Other Information
Nominees for Election as Directors for Terms Expiring in 2007:
Jerry W. Amos	1978	Age 65. Partner in the law firm of Nelson, Mullins, Riley & Scarborough, L.L.P. Prior to April 2001, Mr. Amos was Partner in the law firm of Amos, Jeffries & Robinson, L.L.P.
D. Hayes Clement	2000	Age 68. Retired partner of Arthur Andersen LLP (certified public accountants), Greensboro, North Carolina.
Thomas E. Skains	2002	Age 47. Chairman of the Board, President and Chief Executive Officer of the Company, Charlotte, North Carolina. Mr. Skains was elected Chairman of the Board effective December 12, 2003. Mr. Skains was elected President and Chief Executive Officer effective February 28, 2003. From 2002 to 2003, Mr. Skains was President and Chief Operating Officer. From 2000 to 2002, Mr. Skains was Senior Vice President—Marketing and Supply Services. From 1995 to 1999, Mr. Skains was Senior Vice President—Gas Supply and Services.

Nominee for Election as a Director for a Term Expiring in 2005:
Frank B. Holding, Jr.	2003	Age 42. President and Chief Administrative Officer, First Citizens BancShares, Inc., Raleigh, North Carolina. Mr. Holding is also a director of First Citizens BancShares, Inc.
Nominee for Election as a Director for a Term Expiring in 2006:
David E. Shi	2003	Age 52. President, Furman University, Greenville, South Carolina. Dr. Shi is also a director of the National Commerce Financial Corporation.
Directors Continuing in Office Until 2005:
Malcolm E. Everett III	2002	Age 57. Senior Executive Vice President, Director of Corporate and Community Affairs, Wachovia Corporation, Charlotte, North Carolina. From January 2001 to September 2001, Mr. Everett was President of the Southeast Region of First Union National Bank. From May 1999 until January 2001, he was President of the Mid-Atlantic Region of First Union National Bank. From 1995 until May 1999, he was Chairman, Chief Executive Officer and President of the North Carolina Bank of First Union National Bank. Mr. Everett is retiring from Wachovia Corporation effective February 15, 2004.
Muriel W. Helms	1993	Age 62. Partner, Greater Carolinas Real Estate Services, Inc., Charlotte, North Carolina.
Directors Continuing in Office Until 2006:
C. M. Butler III	1991	Age 60. Attorney and Consultant in financial and regulatory affairs, Houston, Texas.

John W. Harris	1997	Age 56. President of Lincoln Harris LLC (commercial real estate and investment management), Charlotte, North Carolina. Mr. Harris is also a director of Dominion Resources, Inc.
Aubrey B. Harwell, Jr.	2002	Age 61. Managing Partner in the law firm of Neal & Harwell, PLC, Nashville, Tennessee. Mr. Harwell is also a director of NID Corporation.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines setting forth guidelines and standards with respect to the role and composition of the Board, the functioning of the Board and Committees and a Code of Business Conduct and Ethics. These documents may be found on the Company's website at www.piedmontng.com. You may also obtain a written copy of these documents by contacting the Vice President, Corporate Counsel and Secretary at Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211.

A Majority of Board Members is Independent

        The Board is composed of a majority of directors who qualify as independent directors ("Independent Directors") pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange. The board committee structure includes audit, compensation and governance committees consisting entirely of independent directors.

        In determining independence, each year the Board affirmatively determines whether directors have no "material relationship" with the Company. When assessing the "materiality" of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being a present or former employee of the Company; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (3) not being employed, or having an immediate family member employed as an executive officer of another company where any current executive officer of Piedmont Natural Gas serves on that company's compensation committee; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; or (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which does not exceed the greater of $1 million, or 2% of the other company's consolidated gross revenues.

        Applying these standards, the Board has determined that the following majority of directors qualify as independent—C.M. Butler, III; D. Hayes Clement; Malcolm E. Everett, III; John W. Harris; Aubrey B. Harwell, Jr.: Muriel W. Helms, Frank B. Holding, Jr. and David E. Shi.

Chairman of the Board

        On December 12, 2003, the Board elected Thomas E. Skains as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him by the Board or prescribed by the Company's Bylaws.

Independent Lead Director

        On December 12, 2003, the Board elected Malcolm E. Everett III as the Independent Lead Director. The Independent Lead Director chairs Board meetings during any meetings or portions of meetings (including executive sessions) where the Chairman is absent. The Independent Lead Director also consults with the Chief Executive Officer on business issues and with the Chief Executive Officer and the Chairman of the Directors and Corporate Governance Committee on Board management.

How to Contact a Member of the Board of Directors

        Any stockholder may contact a member of the Board of Directors by writing to the Board of Directors or any individual Director in care of Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211, or by sending a written communication to Mr. Kim R. Cocklin, Senior Vice President, General Counsel and Chief Compliance Officer, 1915 Rexford Road, Charlotte, North Carolina 28211, or sending an electronic message to Mr. Cocklin at kim.cocklin@piedmontng.com. Any communication addressed to a director at the principal office of the Company shall be delivered or forwarded to the addressee as soon as practicable.

Executive Sessions of the Board of Directors' Meetings

        Executive sessions of the Board attended only non-management Directors are held at each regularly scheduled Board meeting and at such other times as may be requested by any member of the Board. An executive session of non-management Directors was held at each Board meeting during the 2003 fiscal year.

Attendance at Board and Committee Meetings

        During the 2003 fiscal year, the Board held four meetings. All current Directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which they served.

Committees of the Board

        The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Directors and Corporate Governance Committee. Each of the three Committees named above is composed entirely of independent, non-management directors as defined by the New York Stock Exchange rules.

        The members of the Audit Committee are D. Hayes Clement (Chairman), C. M. Butler III, Muriel W. Helms and, as of December 12, 2003, Frank B. Holding, Jr. Each member of the Audit Committee is independent. No member of the Audit Committee served on any other audit committee of another publicly held company in 2003. The Committee met seven times during fiscal year 2003. The Audit Committee (a) serves as an independent and objective body to monitor, assess and assist Board oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of the Company's internal audit function and independent auditors; (b) oversees the audit and other services of the Company's independent auditors and is directly responsible for the appointment, compensation and oversight of the Company's independent auditors; and (c) provides an open avenue of communication among the Company's independent auditors, accountants, financial and senior management, the internal auditing department and the Board. The Audit Committee Charter is appended to this Proxy Statement and can be found on the Company's website at www.piedmontng.com.

        The members of the Compensation Committee are John W. Harris (Chairman), D. Hayes Clement, and Malcolm E. Everett III. The Committee met twice during fiscal year 2003. The Compensation Committee oversees compensation policies and programs. It also recommends to the Board the salaries and other compensation of elected officers and reviews executive development and management succession plans. The Compensation Committee charter can be found on the Company's website at www.piedmontng.com.

        The members of the Directors and Corporate Governance Committee are Aubrey B. Harwell, Jr. (Chairman), John W. Harris and, effective December 12, 2003, Malcolm E. Everett III. The Committee met twice during fiscal year 2003. This Committee reviews and articulates the governance structure of the Board and the Company's position and practices on significant issues of public responsibility. This Committee also recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Vice President, Corporate Counsel and Secretary of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made by September 18, 2004. The Directors and Corporate Governance Committee charter can be found on the Company's website at www.piedmontng.com.

        The Directors and Corporate Governance Committee has a process of identifying and evaluating potential nominees for election as members of the Board. This Committee and the Board each have a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a shareholder, a Board member, or Company management. This Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established, and makes a decision whether to recommend any potential nominee to the Board for consideration for election as a member of the Board. Candidates for Board membership must possess the intelligence, integrity, strength of character and sense of timing required to provide the leadership and guidance to effectively govern and to recommend alternative solutions to problems. The independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight will be considered. Candidates must have an awareness of both the business and social environment within which the Company operates. They must have the commitment, sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of the Company, in an ethically responsible fashion. Furthermore, the Board considers a number of relevant factors, including, but not limited to, the following: a) Candidates for Board membership with extensive experience in a senior executive role with a major business organization and, preferably, be either a Chief Executive Officer, President, or Chairman; b) Candidates with equivalent experience from other backgrounds such as academic, government, legal, accounting, audit or other recognized professions. Qualified candidates often will have had exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders. Candidates will normally be associated with organizations that do not have competitive lines of business or other conflicts of interest with the Company. The composition, skills and needs of the Board change over time, and other factors will be considered in establishing the desirable profile of candidates for any specific opening on the Board. Finally, the Company has not paid any compensation or other consideration to third parties in identifying or evaluating potential nominees for consideration for election as a member of the Board.

Directors' Compensation Policy

        Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $24,000, an annual Common Stock grant equivalent to $10,000, an attendance fee of $1,000 for each Board meeting attended, an attendance fee of $1,000 for each committee meeting attended in person and held on a date other than the date of a Board meeting (the chair of each committee meeting shall receive an attendance fee of $1,250), an attendance fee of $750 for each committee meeting attended in person on the date of a Board meeting or attended by telephonic means (the chair of each committee meeting shall receive an attendance fee of $1,000), and each Director shall be entitled to be reimbursed for reasonable expenses incurred in attending any such meetings. The Independent Lead Director is paid an additional $7,500 annual fee. The chair of the Audit Committee is paid an additional $5,000 annual fee, and the chairs of the Compensation Committee and the Directors and Corporate Governance Committee are paid an additional $3,000 annual fee. Regarding the annual retainer, Directors must invest a minimum of $8,000 in Common Stock in the Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), but a Director may elect to invest the entire annual retainer in the DRIP. If a Director elects to invest all of the annual retainer and/or all of the attendance fees in the DRIP, the Company will match 25% of such retainer and fees for investment in the DRIP. Directors elected subsequent to August 20, 2003, receive a one-time Company Common Stock grant valued at $15,500 upon the effective date of election as a Director. Directors who are employees receive no additional compensation for their services as Directors.

Retirement Policy

        Non-employee Directors first elected on or prior to August 20, 2003, who retire from the Board at any age with more than ten continuous years on the Board or who is at least 72 years of age, if such Director has served on the Board less than ten continuous years, is entitled to receive an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement. This retirement benefit will continue for the life of the Director. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director's death.

        In the event of a change in control, a non-employee Director shall be entitled to receive the benefits listed in the previous paragraph above as if the Director had retired on the date immediately preceding the change in control or potential change in control without regard to the number of years served, or, at the option of the director, a lump sum cash amount equal to 150% of the net present value of such retirement benefits.

        Non-employee Directors first elected after August 20, 2003, do not receive any of the foregoing retirement or change of control benefits.

Service on Other Boards of Directors of Publicly Held Companies Policy

        Non-management Directors generally must limit service to not more than three boards of directors of other publicly traded companies (in addition to that of the Company) on which they may serve. If a Director seeks to serve on more than three such boards, the Director must obtain approval of the Directors and Corporate Governance Committee for that additional service. Members of the Company's Audit Committee generally must not serve on more than two publicly traded company audit committees simultaneously, including that of the Company. If a Director seeks to serve on more than two publicly traded company audit committees, the Director must obtain approval from the Directors and Corporate Governance Committee for that additional service. Where the Chief Executive Officer of the Company is willing to serve on more than two boards of other publicly held companies (in addition to the Board of the Company), the Chief Executive Officer must seek and obtain approval from the Directors and Corporate Governance Committee for that additional service. At its discretion, the Directors and Corporate Governance Committee may refer the request for approval of additional service of any of the foregoing to the full Board of Directors.

Resignation Policy

        The Board has a policy stating that upon a change in occupational responsibilities by a Director duly elected to the Board, that Director, except where the Director's occupational responsibilities change as a result of normal retirement, shall submit a letter of resignation from the Board to the Chief Executive Officer of the Company for consideration by the Directors and Corporate Governance Committee or any committee succeeding to the nominating duties of the Directors and Corporate Governance Committee. Thereafter, the Directors and Corporate Governance Committee shall review such letter of resignation to determine, by majority vote, whether a resignation should be accepted or, upon approval of the Board, rejected. Should a letter of resignation from a Director be accepted, and such Director shall not yet have been eligible for full director retirement benefits (if applicable), such Director may, in the sole discretion of the Board, be granted full Director retirement benefits as may be effective on the date of the letter of resignation.

Certain Relationships and Related Transactions

        Ware F. Schiefer, who formerly served as a member of the Board of Directors and Chief Executive Officer of the Company, has an agreement with the Company to provide consulting advice and assistance to the Chief Executive Officer on a variety of matters. This agreement was effective March 1, 2003, and shall end on February 28, 2006. For such services, Mr. Schiefer receives annual compensation of $200,000, financial planning and tax preparation services, reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with his services, and through December 31, 2003, office space and secretarial services at the Company's offices.

        During 2003, Malcolm E. Everett III served as Senior Executive Vice President of Wachovia Corporation. The Company has certain banking relationships with Wachovia. Mr. Everett as Head of Corporate and Community Affairs for Wachovia is not personally involved with any of these banking relationships, his compensation is in no way dependent upon those banking relationships and these transactions involving Wachovia and the Company were made in the ordinary course of business and were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable services. Mr. Everett is retiring from Wachovia Corporation effective February 15, 2004.

        During 2003, John W. Harris served as President of Lincoln Harris LLC. The Company entered into an agreement with Lincoln Harris LLC to act as its agent to evaluate options to update and refurbish the existing corporate office building, or sell the existing office building and relocate to a new location. The agreement was negotiated at arm's length in the ordinary course of business and was approved by the Board on May 30, 2003. At the December 12, 2003 meeting, the Board authorized Company management to proceed with selling the Company's Corporate office building at 1915 Rexford Road in Charlotte, North Carolina, and relocating to a new Corporate office building in Charlotte, North Carolina. The Company, acting through Lincoln Harris as its agent, now plans to obtain competitive bids for the sale of the Company's Corporate office building as well as for relocating to a new Corporate office building.

        During 2003, Jerry W. Amos was a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P that provided legal services to the Company. Transactions involving the law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable services.

        The Board of Directors unanimously recommends a vote FOR the election of the nominees for Directors for the terms stated.

PROPOSAL B
SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as independent auditors for the fiscal year ending October 31, 2004. Deloitte & Touche LLP has served as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Board believes it is desirable that an expression of shareholder opinion be solicited.

        Deloitte & Touche representatives are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche LLP for fiscal years ended October 31, 2003 and 2002, are:

Fees for Services	2003	2002
Audit Fees	$625,423	$344,096
Audit-Related Fees (a)	44,470	96,380
Tax Fees (b)	89,304	157,988
All Other Fees (c)	156,938	85,995

Total Fees	$916,135	$684,459

        (a)   Consists of fees for audits of the Company's employee benefit plans and due diligence and audit-related services on acquisitions and dispositions.

        (b)   Consists primarily of reviews of income tax returns, preparation of tax returns for employee benefit plans, assistance on tax audits and due diligence and tax-related services on acquisitions and dispositions.

        (c)   Consists primarily of financial and tax planning services for executives ($76,280 in 2003 and $77,495 in 2002) and, in 2003 only, $79,753 for Sarbanes-Oxley compliance work.

        The Audit Committee has considered whether the provision of audit-related, tax and all other services is compatible with maintaining the independence of Deloitte & Touche LLP. All such services are approved by the Audit Committee before the services are rendered.

        If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the Board will reconsider the selection of independent auditors.

        The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

PROPOSAL C
ADOPTION OF PIEDMONT NATURAL GAS COMPANY
EXECUTIVE LONG TERM-INCENTIVE PLAN

        On August 22, 2003, the Board of Directors adopted the Piedmont Natural Gas Executive Long-Term Incentive Plan (the "2003 Incentive Plan"), provided that Company shareholders approve the 2003 Incentive Plan. In 1986 and 1996, shareholders approved substantially similar plans (the "1986 Incentive Plan" and the "1996 Incentive Plan"). As of December 11, 2003, 688,996 shares of Common Stock have been reserved for issuance, but not used, under the 1996 Incentive Plan. Of these shares, the Company estimates approximately 121,170 shares could be issued under outstanding awards. The Company intends to transfer the remaining shares reserved for issuance under the 1996 Incentive Plan for use under the 2003 Incentive Plan, and, as a result, a total of 567,826 shares shall be available for issuance under the 2003 Incentive Plan.

        The purpose of the 2003 Incentive Plan is to promote the interests of the Company by attracting and retaining in its employment persons of outstanding ability, and to provide executives and other key employees greater incentive to make material contributions to the success of the Company by providing them with incentive compensation conditioned upon the corporate achievement of targeted performance objectives. The Compensation Committee of the Board determines eligibility for awards. Currently, officers, director-level employees and key district managers have been granted awards under the 2003 Incentive Plan. The 2003 Incentive Plan is effective November 1, 2003 and shall terminate on October 31, 2013. The November 1 date coincides with the start of the Company's fiscal year.

        The 2003 Incentive Plan will be administered by the Compensation Committee of the Board (the "Committee"), which presently consists of three independent Board members who are ineligible to participate in the 2003 Incentive Plan. Subject to the terms of the 2003 Incentive Plan, the Committee has authority to construe and interpret the 2003 Incentive Plan, to determine the terms and provisions of awards to be granted under the 2003 Incentive Plan, to define the terms used in the 2003 Incentive Plan and in the awards granted thereunder, to prescribe, amend and rescind rules and regulations relating to the 2003 Incentive Plan, to determine the individuals to whom and the times at which awards shall be granted and the number of shares to be subject to each award, and to make all other determinations necessary or advisable for the administration of the 2003 Incentive Plan. Each grant of an award will be evidenced by a written agreement containing such terms and conditions consistent with the 2003 Incentive Plan as the Committee may determine.

        The Board may grant awards of units, each equivalent in value to one share of Common Stock, each year to eligible key employees. Except as otherwise provided, these awards will be distributed only after the end of a performance period of two or more years, as determined by the Board, beginning with the year in which the awards are granted.

        The percentage of units awarded that will be distributed will depend on the Company attaining certain pre-established performance goals as set by the Board. The Board may adopt one or more performance categories in addition to or in substitution for a performance category or eliminate all performance categories other than financial performance. No distribution of units will be made if a minimum average percentage of the applicable measurement of performance is not achieved.

        At the end of a performance period, the units which the participants are entitled to receive will be distributed in the form of a combination of equal portions of shares of Common Stock and cash; provided, however, that a participant may elect to take more than one-half of the units in shares of Common Stock and commensurately less in cash. The cash portion of any distribution is withheld for the payment of federal, state or local taxes and no cash is paid to participants.

        The aggregate number of units which may be awarded to all participants under the 2003 Incentive Plan in any year may not exceed 1/2 of 1% of the total number of shares of Common Stock outstanding at the time the units are awarded.

        In the event of the death of a participant prior to the end of any performance period, the number of units awarded for such performance period shall be reduced in proportion to the number of months remaining in the performance period after the date of death; and the remaining parts of the award, if any, may, in the discretion of the Board, be adjusted based upon the levels of performance achieved prior to the date of death and shall be distributed within a reasonable time after death.

        In the event of any other termination of employment or leave of absence prior to the end of any performance period, all non-vested units with respect to such performance period will be cancelled. All units awarded to a participant and not previously distributed shall be forfeited if a participant is discharged for cause or becomes associated with a competitor.

        In the event of a stock dividend or split, recapitalization, combination of shares or similar adjustment, or a result of a merger, consolidation or other reorganization, the Board is authorized to make such adjustments, if any, in the number or kind of units previously awarded and in the performance levels previously established for any performance period not then completed. In addition, if an extraordinary change occurs during a performance period that significantly alters the basis upon which the performance levels were established, the Board may make adjustments that it deems appropriate in the performance levels. Such changes may include changes in accounting practices, tax, regulatory or other laws or regulations, economic changes not in the ordinary course of business cycles or compliance with judicial decrees or other legal requirements.

        The Board may amend, suspend or terminate the 2003 Incentive Plan at any time, but no amendment may be made which adversely affects the rights of a participant with respect to awards previously granted to him or her, without his or her consent, and provided that no amendment may be made without the approval of the shareholders which increases the total number of shares of Common Stock issuable under the 2003 Incentive Plan (except pursuant to the adjustment provision described above), changes the class of employees eligible to participate, or withdraws the direction of administration of the 2003 Incentive Plan from the Committee.

        No taxable income will be realized by the participant upon the award of units under the 2003 Incentive Plan because such award is subject to forfeiture restrictions until the performance period is complete. The participant will realize ordinary income in the years in which the restrictions lapse in the amount of the then current value of the shares covered by the award units and an equivalent amount will be deductible by the Company for the same years.

VOTE REQUIRED FOR ADOPTION OF 2003 INCENTIVE PLAN

        Under North Carolina law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is required to adopt Proposal C. The Board of Directors unanimously recommends a vote FOR the approval of the Piedmont Natural Gas Executive Long-Term Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned as of December 31, 2003, by each Director, each officer named in the Summary Compensation Table and all Directors and officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors
Jerry W. Amos	75,110	(3)(4)	—
C. M. Butler III	2,522	(3)	—
D. Hayes Clement	6,575	(3)	—
Malcolm E. Everett III	2,468	(3)(5)	—
John W. Harris	12,491	(3)	—
Aubrey B. Harwell, Jr.	7,544	(3)	—
Muriel W. Helms	12,234	(3)(6)	—
Frank B. Holding, Jr.	7,358	(3)	—
David E. Shi	464		—
Thomas E. Skains	15,762		—
Officers
David J. Dzuricky	17,047	(3)(7)	—
Ray B. Killough	43,943	(3)(6)(8)	—
Richard A. Linville	5,431	(3)	—
Franklin H. Yoho	2,513	(3)	—
All Directors and Officers as a Group (31)	389,670	(3)(6)(8)	—

(1)
Unless otherwise indicated, each person listed has sole voting and investment power.

(2)
No person listed in the table beneficially owned more than 1% of the outstanding Common Stock as of December 31, 2003. The number of shares beneficially owned by all Directors and officers as a group represents less than 2% of the outstanding Common Stock.

(3)
The number of shares shown includes those credited to participants' accounts under the Company's Dividend Reinvestment and Stock Purchase Plan.

(4)
Includes 112 shares held by Mr. Amos' grandson, a minor, of whom Mr. Amos is custodian of the shares, and 805 shares held by his spouse.

(5)
Includes 200 shares held by his spouse.

(6)
Includes 423 shares held by her spouse.

(7)
Includes 13,881 shares held by his spouse.

(8)
The number of shares shown includes those credited to participants' accounts under the Company's Salary Investment Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following Summary Compensation Table sets forth a summary of the compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in the three fiscal years ended October 31, 2003, 2002 and 2001:

		Annual Compensation		Long-Term Compensation Payouts
Name and Principal Position	Year	Salary	Other Annual Compensation(1)	LTIP Payouts	All Other Compensation(2)
Thomas E. Skains Chairman, President and Chief Executive Officer	2003 2002 2001	$373,077 283,462 238,692	$207,798 59,159 34,655	$185,900 168,410 185,281	$21,340 15,839 13,107
David J. Dzuricky Senior Vice President and Chief Financial Officer	2003 2002 2001	267,116 252,308 237,731	67,430 50,183 32,940	174,611 158,214 174,063	31,136 29,126 27,455
Ray B. Killough Senior Vice President—Utility Operations	2003 2002 2001	266,308 252,308 238,308	47,377 51,971 35,668	197,155 178,637 196,499	23,788 22,110 20,904
Franklin H. Yoho Senior Vice President—Commercial Operations	2003 2002 2001	247,923 144,615 —	34,475 22,994 —	— — —	18,011 6,627 —
Richard A. Linville Vice President—Human Resources	2003 2002 2001	184,885 174,077 164,077	48,685 47,692 18,526	90,212 81,755 89,912	34,932 33,263 31,475
Ware F. Schiefer Retired Chief Executive Officer (3)	2003 2002 2001	165,385 440,385 388,846	127,171 89,874 49,690	251,269 227,660 250,433	103,518 195,468 103,059

(1)
The amounts for 2003 consist of the following:

	Skains	Dzuricky	Killough	Yoho	Linville	Schiefer
Dividend equivalents on units awarded, but not yet distributed under the Executive Long-Term Incentive Plan ("DEPs")	$46,724	$37,294	$38,053	$25,841	$22,503	$57,557
Personal benefit of a company-provided vehicle and/or Payment of a car allowance	24,823	20,980	6,393	4,796	17,935	48,677*
Club membership fees and dues	134,434	7,322	0	3,600	2,197	9,135

Other perquisites not exceeding 25% of total perquisites	1,817	1,834	2,931	238	6,050	11,802
*
Includes the transfer value of his company-provided vehicle upon his retirement.

The amounts for 2002 and 2001 consist of payments of DEPs, except for Mr. Linville whose amount in 2002 includes DEPs of $29,565 plus other perquisites totaling $18,127, including $10,966 for the personal benefit of a company-provided vehicle for a portion of the year and payment of a car allowance for the remainder of the year and $4,627 for financial planning and tax services provided by the Company. Perquisites for the other named executive officers do not exceed the lesser of $50,000 or 10% of total annual salary and bonus for 2002 and 2001.

(2)
The amounts for 2003 consist of the following:

	Skains	Dzuricky	Killough	Yoho	Linville	Schiefer
Insurance premiums plus assumed income tax liabilities under the Supplemental Executive Benefit Plan	$15,340	$25,136	$17,788	$12,107	$28,932	$98,710
Company contributions to the Salary Investment Plan	6,000	6,000	6,000	5,904	6,000	4,808
(3)
Mr. Schiefer retired effective March 1, 2003.

Employment Contracts and Termination, Severance and Change-of-Control Arrangements

        Effective December 1, 1999, Thomas E. Skains, David J. Dzuricky and Ray B. Killough, senior executive officers of the Company, entered into employment agreements with the Company. Effective March 18, 2002, Franklin H. Yoho, and effective February 3, 2003, Kim R. Cocklin, both senior executive officers of the Company, also entered into employment agreements with the Company (all such employment agreements referred to hereinafter as the "Employment Agreements".) The Board has determined that the continued retention of the services of these officers on a long-term basis is in the best interest of the Company in that it promotes the stability of senior management and enables the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry. The amounts received by these senior executive officers under the employment contracts are included in the above tables.

        Each of these officers is entitled to a base salary and to participation in any plan relating to incentive compensation, stock options, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Company has adopted, or may from time to time adopt, for the benefit of its executive officers and for employees generally. Each of these officers is also entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of the Company.

        The term of employment under the Employment Agreements is for a one-year period commencing on their respective effective date. The Employment Agreements shall automatically be extended to a full one-year period on each successive day during the term of the Employment Agreements. If written notice from the Company or the officer is delivered to the other party advising the other party that the Employment

Agreement is not to be further extended, then the Employment Agreement is terminated on the first anniversary of the date of notice. No extension shall allow an Employment Agreements to extend beyond the date on which the officer reaches 65 years of age.

        Upon recommendation of the Compensation Committee, each officer's base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Employment Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Employment Agreement without prior written consent of the Company.

        Each Employment Agreement shall be terminated upon the death or permanent disability of the officer. Pursuant to the terms of each Employment Agreement, compensation shall continue to be paid through the end of the month in which the officer dies. In the case of permanent disability, if the officer is absent from the full-time performance of his duties for six months, the Company shall terminate the officer after thirty days notice.

        Each of the five senior executive officers (Skains, Cocklin, Dzuricky, Killough, and Yoho) has also entered into a Severance Agreement with the Company. If such officer is terminated following a Change in Control, other than (i) by the Company for cause, (ii) by reason of death or disability, or (iii) by the officer without good reason, including retirement from the Company, then the Company shall pay the officer a lump sum severance payment, in cash, equal to three times the officer's annual compensation prior to the officer's termination of employment date (the "Date of Termination"). Furthermore, for a three-year period following the Date of Termination, the Company shall arrange to provide the officer and their dependents life, disability, accident and health insurance benefits substantially similar to those provided to the officer and their dependents immediately prior to the Date of Termination.

Retirement Plan

        The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.

        In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

        The Retirement Plan provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated.

        Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefit, if elected as an annuity, payable upon retirement to each of the named individuals and their credited years of service as of October 31, 2003, are as follows: Mr. Skains, $94,647, eight years, Mr. Dzuricky $91,450, eight years; Mr. Killough, $103,468, 30 years; Mr. Yoho, $91,335, two years, and Mr. Linville, $66,457, six years.

        The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 2003. The table illustrates the estimated normal annual retirement benefit payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions that would result from joint and survivor elections.

	Annual Benefits Upon Retirement With Years of Service Indicated
Final Average Annual Earnings
	15	25	35
$150,000	$51,633	$72,045	$78,446
200,000	70,672	99,141	108,414
250,000	75,304	112,733	127,261
300,000	75,304	112,733	127,261
350,000	75,304	112,733	127,261
400,000	75,304	112,733	127,261
450,000	75,304	112,733	127,261

        The Employee Retirement Income Security Act of 1974 places certain limitations on benefits that may be paid under qualified plans. Current law limits the amount payable in 2003 under a defined benefit plan to $160,000 and limits compensation used in 2003 for determining benefits to $200,000 per year.

COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

        The following performance graph compares the Company's cumulative total shareholder return from October 31, 1998, through October 31, 2003 (a five-year period), with the Standard & Poor's 500 Stock Index, a broad market index (the "S&P 500"), and with the A. G. Edwards Large Natural Gas Distribution Index (the "LDC Peer Group"). The LDC Peer Group index includes large natural gas distribution companies that are representative of the Company's peers in the natural gas distribution industry.

        The graph assumes that the value of an investment in Common Stock and in each index was $100 at October 31, 1998, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

Comparisons of Five-year Cumulative Total Returns
Value of $100 Invested at October 31, 1998

Comparisons of Five-year Cumulative Total Returns
Value of $100 Invested at October 31, 1998

	1998	1999	2000	2001	2002	2003
Piedmont Natural Gas Company	100	96	96	105	123	143
S & P 500	100	126	133	100	85	103
LDC Peer Group(1)	100	97	101	107	123	133

(1)
LDC Peer Group—The following companies are included: AGL Resources, Inc., Atmos Energy Corporation, New Jersey Resources, NICOR, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, Southwest Gas Corporation, Vectren Corporation, and WGL Holdings, Inc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        During 2003, the Compensation Committee of the Board was composed of three Independent Directors elected by a majority of the Independent Directors of the entire Board. Each Committee member (a) was a "non-Employee" director as defined in the Securities Exchange Act of 1934, (b) was an "outside director" as defined in the Internal Revenue Code, (c) had no relationship to the Company that the Directors believed could have interfered with the exercise of their independence from Company management, and (d) qualified otherwise under any applicable laws, rules and regulations.

        The Compensation Committee provides overall guidance in the development of executive compensation programs, including the Merit Compensation Program, the Executive Long-Term Incentive Plan (LTIP), the Annual Short-Term Incentive Plan (STIP) and the Annual MVP ("Mission, Vision, Performance") Incentive Plan. The goals of the Compensation Committee are to create compensation packages for officers that will attract and retain persons of outstanding ability and to reward those officers for superior corporate performance as measured by financial results and strategic achievements. The Committee also has the sole authority to retain and terminate consulting firms to assist in the evaluation of the CEO and other compensation and to approve the fees of such consultants.

        In addition, among other matters, the Compensation Committee is responsible to:

  •
  Evaluate the performance of the officers in regard to their functional responsibilities;

  •
  Consider officer succession and related matters and make Board recommendations with respect to the same;

  •
  Review the qualifications of present and potential officers and make recommendations to the Board with respect to promotions or other changes in positions;

  •
  Review the Company's Performance Management Program and make recommendations to the Board with respect to the same;

  •
  Review the compensation of all Company officers and make recommendations to the Board with respect to the same;

  •
  Review the Company officers' ownership holdings in the Company's Common Stock, establish goals and/or guidelines with respect to such ownership and recommend to the Board plans and procedures for achieving such goals and/or guidelines;

  •
  Review the LTIP and make recommendations to the Board with respect to the LTIP;

  •
  Review and make recommendations to the Board with respect to any other incentive-compensation plans and equity based plans;

  •
  Review and approve specific corporate goals and objectives relevant to the CEO's compensation, evaluate the CEO's performance in light of those goals and objectives, and set the CEO's compensation level based on this evaluation with the approval of a majority of the Independent Directors of the Board;

  •
  Determine if the compensation for each of the five highest paid officers is reasonable as compared with officers in similarly situated positions in peer group companies in view of the Company's performance and the contribution of those officers to established performance levels;

  •
  Negotiate and, with approval of the Board, enter into arrangements or execute contracts and documents as may be deemed appropriate in cases relating to the terms and conditions of employment of Company officers;

  •
  Conduct an annual assessment of the Compensation Committee;

  •
  Retain compensation consultants; and

  •
  Provide the Compensation Committee Report required by the Rules and Regulations of the Securities and Exchange Commission.

        In 2001 the Board approved a new executive compensation philosophy. This compensation philosophy encourages a high performance culture with salary ranges and base salaries targeted at the median (50th percentile) of the competitive marketplace. In addition, base salary increases should reflect the operating performance and financial condition of Piedmont, as well as the performance and responsibilities of the individual officers. Incentive or "at-risk" compensation is intended to be the compensation component that will motivate the executive team to achieve the required superior results and, when accomplished, reward them accordingly. Total direct compensation levels (base salary plus short- and long-term incentive compensation) should be targeted (with aggressively set targets) at or near the 75th percentile, with truly exceptional Piedmont, business unit, and/or individual performance results. A primary focus of the overall human resources strategy at Piedmont is to attract, retain and motivate a high-quality executive team that will enable Piedmont to accomplish its overall mission.

        Executive compensation for 2003 was comprised primarily of three elements: base salary, an annual MVP incentive award and a long-term incentive award. The relative levels of base salary for executives are designed to reflect each executive's scope of responsibility and accountability. To determine the necessary amounts of base salary to attract and retain top quality executives, the Compensation Committee reviews salary and other compensation arrangements in effect at comparable companies. The base salary is established by utilizing information from general industry surveys, independent outside consultants and proxy materials of comparable companies.

        Regarding base salary compensation, Company senior officer salaries for 2003 were reviewed and found to be at or below the 50th percentile as compared with officers in similar positions in comparable companies in view of the Company's performance and contribution of those officers to established performance levels.

        The "at risk" component of the policy has been implemented through adoption of short-term and long-term incentive plans for Company officers. During 2003, the Board of Directors, at the recommendation of the Compensation Committee, approved a modification to the LTIP Award No. 6 to place the fourth quarter dividend equivalent payment in fiscal year 2003 "at-risk" and payable only if earnings per share for fiscal year 2003 reached a target level. For the fiscal year 2003, earnings per share exceeded the target level that resulted in payments to participants. For fiscal year 2004, an MVP incentive plan and an additional short-term cash incentive plan were approved for Company officers that is payable only if earnings per share for fiscal year 2004 reach a target level.

        Under the LTIP, the Board has awarded units to eligible officers and other participants. Depending upon the levels of financial and comparator group performance achieved by the Company during a performance period, distribution of those awards may be made. The plan requires that a minimum threshold be achieved in order for any award to be distributed.

        Effective October 31, 2003, the five-year performance period for LTIP Award No. 5 concluded. Based on the financial results achieved over this five-year period, a 90% performance level was attained. The Compensation Committee recommended and the Board approved the distribution of the units to eligible participants.

        LTIP No. 7 was approved at the August 2003 Committee meeting to be effective November 1, 2003. This coincided with the termination of LTIP Award No. 6 other than for retired participants. LTIP Award No. 7 will have a three-year performance period with measures of earnings per share growth (5% annual growth target) weighted at 50% and total shareholder return in comparison with the A.G Edwards LDC peer group weighted at 50%. Awards of units were made to officers, director-level employees, and key district managers.

        The Board, at the recommendation of the Compensation Committee, adopted Company Common Stock ownership guidelines for all officers, and each officer has guidelines to achieve the established ownership levels over the course of five years. The Committee strongly advocates officer share ownership as a means by which to better align officer interests with those of all shareholders. Over the course of five years, the CEO has a guideline to reach a share ownership position, the market value of which is five times the CEO's base salary. Other officer positions have share ownership guidelines of two times or three times the officer's base salary.

        The general executive compensation policies described above also apply to the 2003 compensation for Mr. Skains as CEO. His 2003 base salary of $400,000 was based on a review of competitive marketplace compensation packages. Mr. Skains was also eligible for dividend equivalent payments including the "at-risk" component of the fiscal year 2003 payment and awards of units under the LTIP.

Submitted by the Compensation Committee

John W. Harris, Chairman
D. Hayes Clement
Malcolm E. Everett III

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended October 31, 2003. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the audit process, the financial information that will be provided to shareholders and others and the systems of internal controls which management has established. The Committee consisted of four independent directors. All members of the Audit Committee are financially literate and the Chairman of the Audit Committee has accounting or related financial management expertise.

        Following the end of the 2003 fiscal year, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with Deloitte & Touche LLP, the independent auditors of the Company, the matters required to be discussed by current auditing standards and the Sarbanes/Oxley Act of 2002, Title II, Section 204. The Audit Committee also received the written disclosures and a letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independent accountants' independence.

        Based upon the review and discussions referred to in the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended October 31, 2003.

D. Hayes Clement, Chair
C. M. Butler III
Muriel W. Helms
Frank B. Holding, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates. Based upon Section 16(a) reports that the Company received from such persons for their 2003 fiscal year transactions, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers and directors for such fiscal year, except for a late filing by Malcolm E. Everett III, as Section 16(a) reporting director, relating to the acquisition by his spouse of 200 shares of Common Stock. The failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.

OTHER BUSINESS

        The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters that may come before the Meeting.

MISCELLANEOUS

        The Annual Report for fiscal year 2003, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

        Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

        Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. In the alternative to completing this form of proxy, you are urged to enter your vote instruction by telephone or via the Internet as explained on the form of proxy enclosed with this Proxy Statement. Your prompt response will be appreciated.

                    By order of the Board of Directors,
                    Martin C. Ruegsegger
                     Vice President, Corporate Counsel and Secretary

January 20, 2004

Charter of the Audit Committee
of
The Board of Directors

        The primary functions of the Audit Committee (the "Audit Committee" or "Committee") of the Board of Directors of Piedmont Natural Gas Company, Inc. (the "Company") are (1) to be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company, (2) to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing (a) the processes involved in the preparation and review of the financial reports provided to the public; (b) the Company's systems of internal controls regarding finance, accounting, and legal compliance and ethics that management and the Board have established; and (c) the Company's auditing, accounting and financial reporting processes generally, and (3) to perform the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the New York Stock Exchange or any other national securities exchange on which the securities of the Company are then listed (the "Relevant Stock Market").

        The Committee's primary duties and assigned roles are to:

        Serve as an independent and objective body to monitor, assess and assist Board oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of the Company's internal audit function and independent auditors.

        Oversee the audit and other services of the Company's outside auditors and be directly responsible for the appointment, compensation and oversight of the outside auditors, who are to report directly to the Committee.

        Oversee the audit and other services of the Company's internal auditors.

        Assure the establishment of the Company's Code of Business Conduct and Ethics that applies to all directors, officers, and employees and the Code of Ethics that applies to the Chief Executive Officer and certain financial officers and serve as an independent and objective body to monitor and assess their implementation and operation.

        Provide an open avenue of communication among the outside auditors, accountants, financial and senior management, the internal auditing department and the Board of Directors, and resolve any disagreements between management and the outside auditors regarding financial reporting.

        The outside auditors and internal auditing department are ultimately accountable to the Committee, in its capacity as a committee of the Board of Directors, and to the full Board of Directors. While the Committee has the oversight, supervisory and other powers and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Company's management and the outside auditors. Likewise, it is the responsibility of the Company's management and/or the outside auditors to bring appropriate matters to the attention of the Committee, and to keep the Committee informed of matters which the Company's management or the outside auditors believe require attention, guidance, resolution or other actions, the bases therefor and other relevant considerations. While it is not the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws, rules and regulations, the Committee may take such actions with respect to such matters as it deems necessary or advisable in fulfilling its duties identified above.

        To the fullest extent permissible under applicable law, each member of the Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Committee by any of the Company's officers, employees, or committees, the outside auditors, the internal auditing department or any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

I.     COMPOSITION

        The Audit Committee shall be composed of three or more Independent Directors. Members of the Audit Committee, each of whom shall meet the independence, experience, finance and accounting knowledge and other qualifications established by applicable laws, rules and regulations and the Relevant Stock Market, and shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. All members of the Committee shall be able to read and understand financial statements, and at least one member of the committee shall be an "audit committee financial expert," as defined by applicable laws, rules and regulations, and financially sophisticated as defined by rules or guidance issued by the Relevant Stock Market. Director fees are the only compensation a member of the Audit Committee may receive from the Company. The members of the Audit Committee shall be appointed annually by the Board of Directors and the Board of Directors shall determine which Audit Committee members are audit committee financial experts, as defined by applicable laws, rules and regulations or guidance issued by the Relevant Stock Market. The Chair of the Audit Committee shall meet any requirements of the Relevant Stock Market.

II.    MEETINGS

        The Audit Committee shall meet at least four times annually, and shall meet more frequently as circumstances dictate. The Chair shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Committee to the Board of Directors. The Committee may request any officer or employee of the Company or the Company's internal and outside legal counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. In addition, the Committee may meet with management, the internal audit staff, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the internal audit staff, the outside auditors or such other persons believe should be discussed privately, and the Committee shall meet separately with such persons as may be required by applicable laws, rules and regulations and the Relevant Stock Market. The Committee shall have direct access to management, the internal audit staff, the outside auditors, and the Company's internal and outside legal counsel, both at meetings and otherwise.

III.  RESPONSIBILITIES AND DUTIES

        In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.

        In carrying out these responsibilities, the Audit Committee will:

        On an annual basis review and, to the extent the Committee determines it to be necessary or advisable, update the Committee's Charter.

        Be directly responsible, and have the sole authority, for the appointment of the outside auditors to be retained by the Company (subject, if applicable, to shareholder approval) approve the compensation of the outside auditors, and be directly responsible, and have the sole authority, for the discharge or replacement of the outside auditors. Approve, in advance, the provision by the outside auditors of all services whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditors retained by the Company for the purpose of rendering or issuing an audit report.

        Take appropriate action to oversee the independence of the outside auditors, including:

  (a)
  periodically reviewing management consulting services, information technology services, and other non-audit services, and the respective related fees, provided by and to the outside auditors, which shall have been subject to preapproval by the Audit Committee, and any transactional or other relationships between the Company and the outside auditors; and considering whether, under applicable laws, rules and regulations and the requirements of the Relevant Stock Market and under criteria the Audit Committee determines to be appropriate, the outside auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors; and the Committee may delegate to a Committee member the authority to pre-approve certain auditing and non-auditing services, which services shall be considered to be approved by the full Committee until ratification of such approval is considered at the next regularly scheduled Committee meeting;

  (b)
  ensuring its receipt from the outside auditors of, and reviewing, a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard 1;

  (c)
  ensuring that the lead and concurring audit partner each rotate off the Company's engagement after five years of service and that the other audit partners rotate off the Company's engagement after seven years of service;

  (d)
  ensuring that the Company does not engage an outside auditor if the Company's Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller was employed by such auditor and participated in any audit of the Company during the preceding year.

  (e)
  actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors; and

  (f)
  taking appropriate action on any disclosed relationships to satisfy itself of the outside auditors' independence.

        At least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

        Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which a company may provide earnings guidance.

        Inquire of management, internal audit staff, and the outside auditors about significant financial risks or exposures, the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. Also, review and assess the Company's processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

        Review with the outside auditors their plans for, and the scope of, their annual audit and other examinations of the Company's quarterly, annual and other financial information.

        Review with internal audit staff and the outside auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of internal and external audit resources.

        Consider and review separately with management, the outside auditors and internal audit staff at least once each fiscal quarter:

  (a)
  The adequacy and effectiveness of the Company's internal controls and procedures for financial reporting including computerized information system controls and security.

  (b)
  Any related significant findings and recommendations of the independent auditors and internal audit staff regarding internal controls and procedures for financial reporting, together with management's responses thereto.

        Review with management and the outside auditors (and where appropriate the internal auditors) at the completion of the annual examination:

  (a)
  The Company's annual financial statements and related footnotes.

  (b)
  The outside auditors' audit of the financial statements and report thereon.

  (c)
  Any significant changes required in the outside auditors' audit plan.

  (d)
  Any serious difficulties or disputes with management encountered during the course of the audit.

  (e)
  Any material correcting adjustments that have been identified by the outside auditors in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

  (f)
  Any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

  (g)
  Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.

        Based on the review and discussions with management and the outside auditors, determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the past fiscal year.

        Approve the Audit Committee report to be included in the Company's proxy statement, and receive the information to be provided by the outside auditors for inclusion in the proxy statement, including with regard to fees relating to the audit.

        Inquire of management, internal audit staff, and the outside auditors about key financial statement risk areas, the Company's processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas.

        Review and evaluate the Company's processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

        Receive, review and recommend an appropriate response with respect to certifications from the Chief Executive Officer and the Chief Financial Officer as to any significant deficiencies or material weaknesses in issuer's internal controls and with respect to any possible internal fraud or accounting irregularities.

        Consider the outside auditors' reports and judgments brought to the attention of the Audit Committee about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting, significant accounting policies, audit conclusions regarding the reasonableness of significant accounting estimates and any audit adjustments. Also, review and consider information received from the outside auditors regarding all critical accounting policies and practices to be used by the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the outside auditors, and other material written communications between the outside auditors and management, including any management letter or schedule of unadjusted differences.

        Consider and review with management and internal audit staff, including where appropriate the senior member of the internal audit staff:

  (a)
  Significant findings during the year by the outside auditors and internal audit staff, and management's responses thereto;

  (b)
  Any difficulties encountered in the course of internal audit activities, including any restrictions on the scope of their work or access to required information;

  (c)
  Any changes required in the planned scope of the internal audit plan;

  (d)
  The adequacy of the internal auditing department budget and staffing; and

  (e)
  The internal auditing department charter.

        Review with management, internal audit staff and the outside auditors their assessments of the adequacy of the internal control structure and procedures of the Company for financial reporting (including any annual report on internal controls required in the annual report to shareholders), the resolution of any identified material weaknesses in such internal control structure and procedures and the assessments of such internal control structure and procedures to be included in filings with the SEC or other publicly available documents.

        Review with a representative of management and the outside auditors the financial information contained in the Company's quarterly earnings announcements as well as the Company's guidance concerning its future financial performance prior to public release and any material issues brought to the attention of the Committee by the outside auditors or internal audit staff regarding the interim financial reports before each is filed with the SEC. Discuss with the outside auditors any matters required to be communicated by the outside auditors to the Audit Committee or its Chair in connection with the outside auditors' review of the interim financial statements of the Company. The Chair or another member of the

Audit Committee designated by the Chair shall be available to review with management current disclosures regarding material changes in the financial condition or operations of the Company.

        Review policies and procedures with respect to Company transactions in which officers or directors have an interest; where appropriate, including when their review is requested by management or the outside auditors, review policies and procedures with regard to officers' expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the internal audit staff or outside auditors. Review all related-party transactions and similar matters to the extent required by the Relevant Stock Market to be approved by an audit committee or comparable body.

        Review with the internal audit staff, and where appropriate the outside auditors, the Company's Code of Business Conduct and Ethics that applies to all directors, officers, and employees and the Code of Ethics that applies to the Chief Executive Officer and certain financial officers, any significant issues noted during the implementation of the program and any significant changes recommended in the scope of the program. Review and make recommendations to the Board of Directors regarding the Code of Business Conduct and Ethics adopted or to be adopted by the Board of Directors for the principal executive officer, principal financial officer, principal accounting officer or controller.

        Review with the Company's counsel legal and regulatory matters brought to the attention of the Audit Committee that may have a material impact on the financial statements. Respond appropriately to any matters reported to the Audit Committee by counsel, including adopting, as necessary, appropriate remedial measures or sanctions, or recommending such action to the Board of Directors.

        As circumstances dictate, meet with internal audit staff, the outside auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

        Establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

        Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

        Retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company's expense, special legal, accounting or other experts or consultants to advise and assist it in complying with its responsibilities set forth herein. The Committee shall have the authority to engage independent counsel, accountants, or other experts or advisers as it determines necessary to carry out its duties, and the Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisers retained by the Committee under this paragraph.

        Set clear hiring policies for employees or former employees of the Company's independent auditors.

        Conduct an annual performance evaluation of the Committee.

        Perform such other functions as may be required by applicable laws, rules and regulations and the Relevant Stock Market, the Company's Articles of Incorporation and Bylaws, or by the Board of Directors.

        It is acknowledged that all of the above listed tasks and focus areas may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

PIEDMONT NATURAL GAS COMPANY, INC.

Proxy for Annual Meeting of Shareholders on February 27, 2004
Solicited on Behalf of the Board of Directors

        As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions.

        The undersigned hereby appoints Thomas E. Skains, Malcolm E. Everett III and Aubrey B. Harwell, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 27, 2004, and at any adjournment or adjournments thereof, as follows:

        The Board of Directors recommends a vote FOR the following proposals:

A.	ELECTION OF DIRECTORS	☐ FOR the nominees listed below (except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Jerry W. Amos, D. Hayes Clement, Thomas E. Skains, Frank B. Holding, Jr. and David E. Shi

(Each nominee has previously been elected before except for Mr. Holding and Dr. Shi who were recommended to the Board of Directors for nomination as directors by a group of non-management independent directors)

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

B.    RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

            ☐    FOR            ☐    AGAINST            ☐    ABSTAIN

(Continued and to be signed on the reverse side)

(Continued from other side)

C.    APPROVAL OF THE EXECUTIVE LONG-TERM INCENTIVE PLAN

            ☐    FOR            ☐    AGAINST            ☐    ABSTAIN

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A, B and C.

Dated:	, 2004

Signature of Shareholder
Signature (if held jointly)

Please sign exactly as name appears hereon, date and return in the enclosed business reply envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.
TELEPHONE VOTE AT 1-800-PROXIES OR
INTERNET VOTE AT WWW.VOTEPROXY.COM

QuickLinks

Security Ownership of Certain Beneficial Owners
PROPOSAL A ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS
PROPOSAL B SELECTION OF INDEPENDENT AUDITORS
PROPOSAL C ADOPTION OF PIEDMONT NATURAL GAS COMPANY EXECUTIVE LONG TERM-INCENTIVE PLAN
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS
Comparisons of Five-year Cumulative Total Returns Value of $100 Invested at October 31, 1998
Comparisons of Five-year Cumulative Total Returns Value of $100 Invested at October 31, 1998
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
MISCELLANEOUS
Charter of the Audit Committee of The Board of Directors